Exhibit 10.25

SUMMARY OF 2012 SALARIES OF NAMED EXECUTIVE OFFICERS

The following table sets forth the current base salaries provided to the Company’s CEO, CFO and the other most highly compensated executive officers to be named in the Company’s Proxy Statement (the “Named Executive Officers”):

Executive Officer	Current Salary
Rene J. Robichaud	$613,800
Jerry W. Fanska	$386,250
Jeffrey J. Reynolds	$386,250
Steven F. Crooke	$362,250

All of the Named Executive Officers, including Rene J. Robichaud, President and CEO,  Jerry W. Fanska, Senior Vice President—Finance and Treasurer, Jeffrey J. Reynolds, Executive Vice President and Chief Operating Officer and Steven F. Crooke, Senior Vice President—General Counsel and Secretary, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”).  The bonuses paid to the Company’s Named Executive Officers under the Executive IC Plan for the fiscal year ended January 31, 2012 are as shown in the following table (Mr. Robichaud’s bonus was pro-rated to reflect the portion of the year he was employed by the Company):

Executive Officer	FY 2012 Bonus
Rene J. Robichaud	$178,936
Jerry W. Fanska	$137,643
Jeffrey J. Reynolds	$137,643
Steven F. Crooke	$126,632

Under the Executive IC Plan, each participant is eligible for an annual cash bonus in a target amount (the "Target Bonus") equal to a percentage (100% in the case of Mr. Robichaud and 60% in the case of Messrs. Fanska, Reynolds and Crooke) of such participant's base compensation. The Target Bonus is adjusted (up or down) based upon the performance of the Company as compared to certain goals adopted and approved by the Board of Directors.  In no event, however, can a participant's annual cash bonus under the Executive IC Plan exceed a certain percentage (200% in the case of Mr. Robichaud and 120% in the case of Messrs. Fanska, Reynolds and Crooke) of such participant's base compensation for the relevant year.  No bonuses will be payable under the Executive IC Plan should performance be below 80% of the relevant goals established. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus.

SUMMARY OF 2012 COMPENSATION OF DIRECTORS

For fiscal 2012, each director of the Company who was not also an employee of the Company, except the Chairman of the Board, received an annual retainer of $50,000. The Chairman of the Board received an annual retainer of $75,000 for fiscal 2012. The Chairmen of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received additional annual retainers of $15,000, $10,000 and $5,000, respectively, for fiscal 2012.  All such retainers were payable in quarterly installments. In addition, each non-employee director received $1,500 for each board meeting he attended either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received $1,500 for each committee meeting he attended either in person or via teleconference during fiscal 2012.  As an additional component of their compensation packages, all non-employee directors of the Company receive a onetime award of an option to purchase 3,000 shares of the Company's common stock upon becoming a member of the Board. For fiscal 2012, each non-employee director, except the Chairman, also received an annual award of restricted stock or stock options of the Company, or a combination of both, whichever they chose, with a value equal to $50,000 on the date of the award. For fiscal 2012, the Chairman received an annual award of either restricted stock or stock options of the Company or a combination of both, whichever he chose, with a value equal to $75,000 on the date of the award. The annual equity award is made on the first day of each new fiscal year of the Company. The restricted stock is valued based on the market price of the Company's common stock on the day the stock is issued, vests one year from the date of issuance, and is otherwise subject to all of the terms and conditions of the Company's 2006 Equity Plan,  or such other plan under which the restricted stock may be issued. The director options have an exercise price equal to the market price of the common stock on the day they were issued, are 100% vested upon issuance, have a ten-year life and are otherwise subject to all of the terms and conditions of the 2006 Equity Plan or such other plan under which the options may be issued. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.